SECURITIES AND EXCHANGE COMMISSION
                            Washington, DC  20549

                                  FORM 8-K



                               CURRENT REPORT
                     Pursuant to Section 13 or 15(d) of
                     the Securities Exchange Act of 1934


                              January 30, 1998
              Date of Report (Date of earliest event reported)


                           HAEMONETICS CORPORATION
           (Exact Name of Registrant as Specified in Its Charter)


 Massachusetts                  1-10730                  04-2882273
(State or other               (Commission              (IRS Employer
jurisdiction of               File Number)            Identification No.)
 incorporation)


            400 Wood Road
       Braintree, Massachusetts                          02184-9114
(Address of principal executive offices)                 (Zip Code)


Registrant's telephone number, including area code (781) 848-7100


                               Not Applicable
       (Former name or former address, if changed since last report.)


Item 5.  Other Events

      The following is the text from a press release that the company issued on January 30, 1998.

                   HAEMONETICS ANNOUNCES EXECUTIVE CHANGES

At the request of the Board of Directors, John F. White is stepping down as Chairman and Chief Executive Officer (CEO) of Haemonetics Corporation (HAE), effective today.

Sir Stuart Burgess, former CEO of Amersham International, a British health science company, will replace Mr. White as Chairman. Stuart most recently was chairman of a large region of the United Kingdom's National Health Service and responsible for 47 hospitals. He has been a member of the Haemonetics Board of Directors since 1992.

James L. Peterson has been elected CEO of Haemonetics. Jim Peterson, who has 30 years experience in the medical device business, has been with Haemonetics for 18 years. Most recently he has been the company's Vice Chairman and President of Haemonetics International. Well over 60% of Haemonetics' operations are outside the United States.

John White, who served as CEO since 1985 and helped grow the Company from a $32 million business to a global firm with over $300 million in revenues, joined Haemonetics 22 years ago.

Mr. Peterson stated, "under John's leadership the people of Haemonetics have built a company with an impressive set of exceptionally strong fundamentals. We have unique technological strengths, high quality products, a global customer franchise and a world wide team of talented and committed people. We should all be proud of our achievements over the past years. Going forward, our goal is to build on our strong foundation to achieve a growth in our business commensurate with what we have seen in past years. This will be no easy task but we have the technology, people and resources to achieve this. I look forward to meeting with all of you in the upcoming employee meetings and hearing your questions and comments."


                                 SIGNATURES

      Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.


                                       HAEMONETICS CORPORATION



                                      /s/ Brigid A. Makes
                                      Brigid A. Makes, Vice President of
                                      Finance and Chief Financial Officer

Date:  February 3, 1998